Exhibit 10.9

MARKETING/PUBLICATION AGREEMENT

MARKETING/PUBLICATION AGREEMENT effective as of October 01, 2008 (this “Agreement”), by and between Performance Profiler/Imperial Consulting Network, Inc., (the “Publisher”), and Viral Genetics, Inc. (the “Company”),

WITNESSETH

WHEREAS, the Company hereby desires to retain the services of the Publisher in connection with the preparation, end providing an Awareness/marketing program relating to the Company, for which the Publisher will be authorized to conduct a detailed due diligence review of the Company, including a comprehensive review of the Company’s financial condition, business and operational status, and the Publisher desires to provide such services to the Company; and

WHEREAS, the Company and the Publisher desire to enter into an agreement for the Publisher to provide such services to the Company, on the terms and provisions and subject to the conditions, set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Engagement

Section 1.1. Retention of Publisher. The Company hereby retains the Publisher, on an non-exclusive basis, and the Publisher hereby accepts such engagement and agrees to provide the Services (as defined in Section 1.2 hereof) to the Company in accordance with the terms, provisions and conditions set forth herein. The Term of this Agreement shall end December 31, 2009, unless terminated earlier in accordance with Section 5.1 herein.

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Section 1.2. Services. The services to be provided by the Publisher to the Company hereunder shall include the following (the “Services”): (i) preparing and publishing a report on the Publisher's web site, PerformanceProfiler.com which article will discuss, among other things, the Company’s financial condition, marketing strategies, research and development, products and pipelines, growth potential and competition (the “Article”). Additionally, the Publisher will maintain subsequent coverage for a total of one year from the Publication Date, both online and in print; (ii) conducting a comprehensive and detailed due diligence review of the Company, its business plans and models, operations. financial status and other information, projections, and any other relevant books and records, as well as conducting discussions with the Company's board of directors and it’s management; and (iii) meeting with the Company’s attorneys, accountants and other service providers, as well as any significant shareholders in order to supply such information as the Publisher and its affiliates may deem necessary in connection with the preparation of the Article.

Section 1.3. Disclosure. Publisher shall make all disclosures, including in the Article and all other communications made pursuant to the provision of the Services, required under applicable state and federal laws, policies, regulations, and/or rules in effect, including, without limitation, those promulgated by the SEC pertaining to the payment of publishers or analysts for paid research or marketing material.

Section 1.4. Information to be Supplied. The Company shall provide the Publisher with any and all information required hereunder as may be reasonably requested from time to time by the Publisher or its affiliates in connection with the performance of the Services, as well as make any of its officers and other employees available to the Publisher or its affiliates, provided, however that the Company shall not disclose any material non-public information to the Publisher in connection with the Article, unless and until such time as the Company has provided the Publisher with a written representation that it will make such disclosures in the manner required by applicable securities laws.

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Section 1.5. No Funding or Increase in Share Price. The Publisher hereby expressly states, and the Company hereby acknowledges, that no representation or warranty is being made herein by the Publisher, either through its awareness program, any ether action undertaken by the Publisher hereunder or otherwise, that (i) additional financing will be obtained by the Company or (ii) an increase in the price of its common stock or any other of its securities will occur.

Section 1.6. Obligation of the Company. The Publisher is not the agent of the Company and may not legally obligate or bind the Company to any person or entity, and the Publisher shall not represent or bold itself out to any third party that it has the right to do so.

Section 1.7. Publications of Article. The Company hereby acknowledges and understands that the Publisher is not making any representation or warranty as to the content of the Article.

ARTICLE II

Fees Payable to the Publisher

Section 2.1. Fee. In consideration for the Services rendered by the Publisher and contemplated herein, the Company agrees to pay the Publisher the following:

(a) Upon execution hereof and attainment of the milestones described further in this Section 2.1 (a) during the Term any renewal thereafter, the Company shall pay to the Publisher as follows (the "Review Fee”);

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i.	Six Million shares of restricted common stock issuable immediately upon execution of this agreement;

ii.	Two Million shares of restricted common stock to be issuable immediately when viral's common stock closes at or above $.02 per share on the OTCBB or other exchange on which its stock is then trading for a period of four (4) consecutive trading days;

iii.	Two Millions shares of restricted common stock to be issuable immediately when Viral's common stock closes at or above $.04 per share on the OTCBB or other exchange on which its stack is then trading for a period of four (4) consecutive trading days;

iv.	Three Million shares of restricted common stock and Three Million warrants exercisable at $.03 to be issuable immediately when Viral's common stock closes at or above $.06 per share on the OTCBB or other exchange on which its stock is then trading for a period of four (4) consecutive trading days; and

v.	Two Million shares of restricted common stock and Three Million warrants exercisable at $.03 to be issuable immediately when Viral's common stock closes at or above $.10 per share on the OTCBB or other exchange on which its stock is then trading for a period of bur (4) consecutive trading days.

vi.	Two Million shares of restricted common stock and Three Million warrants exercisable at $.03 to be issuable immediately when Viral's common stock closes at or above $.15 per share on the OTCBB or other exchange on which its stock is then trading for a period of four (4) consecutive trading days.

vii.	Two Million shares of restricted common stock and Three Million warrants exercisable at 5.03 to be issuable immediately when Viral's common stock closes at or above $.20 per share on the OTCBB or other exchange on which its stock is then trading for a period of 'four (4) consecutive trading days.

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Common stock is intended to be adjusted as necessary for stock splits or adjustments, and equivalent securities of any successor company.

ARTICLE III

Confidentiality

Section 3.1. The Publisher acknowledges that as a consequence of the relationship with the Company, established hereby, the Publisher may have access to certain confidential, non-public and/or proprietary information and material regarding the Company which may include the following: financial Statements and related, financial information with respect to the Company and its subsidiaries, trade secrets, information regarding products, product development, marketing strategies. business plans, certain methods of operations, procedures, improvements, systems, customer lists, supplier lists and specifications, pricing strategic, plans with respect to intellectual property, application for patents, trademarks and copyrights and the status thereof, software development, source code and other data, the terms of contracts, business and strategic initiatives (whether or not pursued), and other non-public and confidential materials concerning the business, assets, properties and prospects of the Company and its subsidiaries, regardless of the medium in which the Confidential Information is maintained or stored. The Publisher covenants and agrees to bold such Confidential Information strictly confidential and shall only use such information solely to perform the Services pursuant to this Agreement and for no other purpose, and subject to Section 1.4., the Publisher shall not use any Confidential -information in any way for its own purposes, The Publisher shall not disclose any such Confidential Information to any third parties. The Publisher further agrees that upon termination of this Agreement, it will return all Confidential Information and copies thereof to the Company and will destroy all notes, reports and other material prepared by or for it containing or based upon any of the Confidential Intimation. The Publisher understands and agrees that the Company shall be irreparably harmed by a breach of this Section 3.1 and that monetary damages may be inadequate to compensate the Company for any such breach. Accordingly, the Publisher agrees that in addition to any other remedies available to it at law or in equity, the Company shall be entitled to injunctive relief to enforce the terms and provisions of this Section 1.1 (without being required to post a bond or provide other security) with respect to any breach or threatened breach of this Section 3.1 by the Publisher. Notwithstanding the foregoing, nothing herein shall be construed as prohibiting the Publisher from disclosing any Confidential information (i) which, at the time of disclosure, the Publisher can demonstrate either was in the public domain and generally available to the public or thereafter becomes a part of the public domain and is generally available to the public by publication or otherwise through no act of the Publisher; (ii) which Publisher can establish by reasonable documentation was independently developed by a third party who developed it without the use of the Confidential Information and who did not acquire it directly or indirectly from the Company under an obligation of confidence; (iii) which the Publisher can show by reasonable documentation was received by it after the termination of this Agreement from a third party who did not acquire it directly or indirectly from the Company under an obligation of confidence; or (iv) to the extent that the Publisher can demonstrate such disclosure, based upon a written opinion from legal counsel reasonably acceptable to the Company, is required by law or in any legal proceeding, governmental investigation, or other similar proceeding, but only after first giving notice to the Company of Publisher's requirement to disclose, The agreements and covenants or the Publisher set forth in this Section 3.1 shall survive the termination of this Agreement.

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ARTICLE IV

Indemnification.

Section 4.1. Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless the Publisher, its officers, directors, agents, and employees and each person who controls the Publisher (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the information supplied by the Company, or arising out of or relating to any omission or alleged omission of a material fact in the information supplied by the Company necessary to make the information, in the light of the circumstances under which it was provided) not misleading. The Company shall notify the Publisher promptly of the institution, threat or assertion of any claim, action, or other proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement.

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Section 4.2. Indemnification by Publisher. The Publisher shall indemnify and hold harmless the Company, and its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section, 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, or agents or employees of such controlling permits, to the fullest extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to any appeal or review), as incurred, to the extent arising out of or based solely upon any untrue statement of a material fact contained in the Article, or arising solely out of or based solely upon any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, to the extent that such untrue statement or omission was made by Publisher as a result of gross negligence or willful misconduct and solely as a result of its own review and riot based upon any information supplied by the Company. Notwithstanding anything to the contrary contained herein, the Publisher shall be liable under this Section 4.2 for only that amount as does not exceed the net proceeds of the Review Fee.

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Section 4.3. Conduct of Indemnification Proceeding. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (“Indemnified Party”), such Indemnified Party promptly shall notify the Person from whom indemnity is sought (the “Indemnifying Party“) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal, or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party. An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall he at the expense of such Indemnified rainy unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (2) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding; or (3) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel (which shall be reasonably acceptable to the Indemnifying Party) that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party arid the indemnifying Party, in which case, the indemnifying Party shall be responsible for reasonable fees and expenses of no more than one counsel for Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect arty settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding. All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing defend such proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) Business Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder, provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

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Section 4.4. Contribution. If a claim for indemnification under Section 4.1 or 4.2 is unavailable to an Indemnified Party because of a failure or refusal of a governmental authority to enforce such indemnification in accordance with its terms (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and indemnified Party in connection with the actions, statements or omissions that resulted in such Loses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material act or omission or alleged omission of a material fact, has been taken, or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall he deemed to include, subject to the limitations set forth in Section 4.3, any reasonable attorney's or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any Person was not guilty of such fraudulent misrepresentation. The indemnity and contribution agreements contained in this section 4.4 are in addition to any liability that the Indemnifying Party may have to the Indemnified Parties. Notwithstanding anything to the contrary contained herein, the Publisher shall be liable under this Section 4.4 for only that amount as does not exceed the net proceeds of the Review Fee.

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ARTICLE V

General Provisions

Section 5.1. Termination.

(a)	Either party may terminate this Agreement immediately and at any time in the event the other party commits an act of fraud, misrepresentation, malfeasance, gross negligence, or violates any securities law.

(b)	Publisher may terminate this Agreement immediately and at any time in the event the Company supplies false or misleading information to the Publisher, or the Publisher is unable to perform the Services due to any action of the Company.

Section 5.2. Payments and Termination.

(a) If this Agreement is terminated

a.	by the Company pursuant to Section 5.1 (a), the Review Fee paid or mined up to the date of termination shall be returned to the Company and/or voided as liquidated damages, in addition to such other remedies as may be available to the Company under the law; or

b.	by the Publisher pursuant to Section 5.1 (a) or (b), the Review Fee paid or earned up to the date of termination shall be retained by the Publisher as liquidated damages, in addition to such other remedies as may be available to the Publisher under the law.

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Section 5.3. No broker/dealer. The Publisher and the Company agree that: (i) the Publisher is not a “broker” or a “dealer” as defined under any applicable federal and/or state securities laws., (ii) the Publisher Shall not engage in any acts for which it is required to be a broker/dealer; (iii) the Publisher shall not participate in any negotiation of the terms of any investment in the Company, and (iv) except as otherwise contained in the Article, the Publisher shall not give any advice to anyone regarding the valuation of potential return on, or the term of any investment in any securities of the Company. The Publisher makes no representations, warranties or guaranties of any specific results or success.

Section 5.4. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to any of its principles of conflicts or choice of law thereof which would defer to, or result in the application of, the substantive law of another jurisdiction. Each of the parties unconditionally and irrevocably consents to the jurisdiction of the laws of the state of California located in L.A. County in connection with any action, suit or other proceeding arising under or relating to this Agreement and each of them hereby waives, to the maximum extent permitted by law, any objection, any objection to the jurisdiction of such courts nr to venue in such courts based on the theory of forum non conveniens in such courts. Each party hereby agrees that if the other party to this Agreement obtains a judgment against it in such action, suit or other, proceeding, the party which obtained such judgment may enforce such judgment by summary judgment in any court of competent jurisdiction. Each party to this Agreement irrevocably consents to the service of process in any proceedings brought in such courts by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other matter permitted by law. Each party waives its right to a trial by jury with respect to any action, suit or other proceeding arising out of or relating to this Agreement.

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Section 5.5. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous negotiations, understandings and agreements between the parties (whether written or oral) with respect to such matters, all of which are merged herein.

Section 5.6. Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing signed by the sender, and shall be considered given as follows: (a) on the date delivered, of personally delivered; (b) on the date sent by telecopy, if sent on a business day be 6:00 pm, (EST) with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error; or if sent after that time, on the next succeeding business day; (c) on the next business day after being sent by recognized overnight mail service in time for and specifying next day or next business day delivery, or (d) five (5) business days after mailing, if mailed by United states postage-paid certified or registered mail, return receipt requested, in each ease addressed to the parties at their respective addresses or telecopier numbers set forth below or such other address or telecopied number as may be specified in a notice given in accordance with the provisions hereof.

If to the Company:	Viral Genetics, Inc. 2290 Huntington Drive, Suite 100 San Marino, CA 9110$ Tel — (626) 334-5310 Fax — (626) 334-5324 Attention: Haig Keledjain, President

lf to the Publisher:	Performance Profiler/Imperial Consulting Network, Inc. 200 E. Broadway Port Jefferson, NY 11177 Tel- (631) 331-3234 Fax- (631) 331-3351 Attention: Hugh Austin, President

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Section 5.6. Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that this Agreement, including all of the remaining terms, will remain in full force and effect as if such illegal, invalid or unenforceable term had never been included and such court is directed to enforce this Agreement so that it is legal, valid and enforceable to the fullest extent permitted by law.

Section 5.7. Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective without the consent of any party hereto who is adversely affected by such amendment.

Section 5.8. Waiver. No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder, shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in, respect of any other or subsequent breach or default, unless expressly so stated in writing.

Section 5.9. Headings and Conventions. The section headings in this Agreement are inserted for convenience only and shall not be given any effect in connection with the interpretation or construction of this Agreement. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense. The terms “herein,” “hereby,” and “hereunder,” and other terms of similar import, refer to this Agreement as a whole, and not to any Section or other part hereof. Any provision of this Agreement which refers to an action which may be taken by any person, or which a person is prohibited from taking, shall include any such action taken directly or indirectly by or on behalf of such person, including by or on behalf of any affiliate, partner or agent of such person. Any provision of this Agreement, which refers to, the words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”. This Agreement shall not be construed against the Publisher any party by reason of its having caused this Agreement to be drafted.

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Section 5.10. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and, all of which, when taken together, they shall constitute one and the same agreement. This Agreement may be executed by facsimile signature, which shall be valid and binding for all purposes.

Section 5.11. Remedies. In the event of any actual or prospective breach or default by any party, the other parties shall be entitled to equitable relief, including remedies in the nature of injunction and specific performance (without being required to post a bond or other security or to establish any actual damages. In this regard, the parties acknowledge that they will be irreparably damaged in the event this Agreement is not specifically enforced. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit arty party from pursuing any other remedy or relief available at law or in equity for any actual or prospective breach or default, including the recovery of damages.

Section 5.12. Further Assurances. Each party heretic shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and take such other actions as the Publisher reasonably request or as may otherwise be necessary or proper to carry out the terms and provisions of this Agreement.

Section 5.13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person nor a party hereto).

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Section 5.14. Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any right, interest or obligation hereunder allay be assigned by any party without the prior written consent of each other party hereto. Any purported assignment in violation of this Agreement shall be null and void ab initio and without effect.

IN WITNESS WHEREOF, each of the Publisher and the Company has duly executed this Agreement as of the date first above written.

PERFORMANCE PROFILER QUARTERLY/IMPERIAL CONSULTING NETWORK, INC.

By: /s/ Hugh Austin

Name: Hugh Austin

Title: President

VIRAL GENETICS, INC.

By: /s/ Haig Keledjian

Name: Haig Keledjian

Title: President

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